BANCTRUST FINANCIAL GROUP, INC.

ANNOUNCES COMPLETION OF ITS MERGER

WITH COMMERCESOUTH, INC.

Mobile, Alabama, December 31, 2003 - W. Bibb Lamar, Jr., the President and Chief Executive Officer of BancTrust Financial Group, Inc. (Nasdaq: BTFG) is pleased to announced the completion of the merger of CommerceSouth, Inc. into BancTrust, with BancTrust as the surviving corporation. The merger was effective at the close of business on December 30, 2003.

BancTrust will pay CommerceSouth shareholders $12.75 in cash plus .8015 shares of BancTrust common stock for each share of CommerceSouth common stock. BancTrust is now expected to be Alabama's eighth largest publicly traded bank holding company, with thirty-six locations in Alabama and Florida and over $1 billion in assets. It is now the parent company of BankTrust in Mobile, Baldwin and Escambia counties, The Monroe County Bank, The Commercial Bank of Demopolis, Sweetwater State Bank, BankTrust of Florida, CommerceSouth Bank Alabama, CommerceSouth Bank Florida and South Alabama Trust Company, Inc.

James R. Balkcom, Jr., Robert M. Dixon, Greg Faison, James A. Faulkner and Dennis A. Wallace, directors of CommerceSouth, will become directors of BancTrust following the merger, and Pete Knowles, CommerceSouth's Chief Operating Officer, will be appointed chief executive officer of the CommerceSouth Banks in Alabama and Florida.

This press release contains "forward-looking" statements which state or express an opinion as to what may happen in the future. Any such statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results and occurrences may vary materially from the expectations contained herein. Factors that could cause actual results to differ materially from those described herein include regulatory changes, changes in the general economic environment, changes in interest rates, changes in the securities markets, changes in the demand for our products and services, increased competition, the discretion and authority of applicable regulatory bodies over the proposed transaction, terrorist acts and numerous other factors set forth in the reports filed by BancTrust and CommerceSouth with the Securities and Exchange Commission. Neither BancTrust nor CommerceSouth is under any obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

For additional information contact:

BancTrust Financial Group, Inc.
F. Michael Johnson
Chief Financial Officer
251-431-7813

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